Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2012 FIRST QUARTER RESULTS

NEW YORK, NY, May 3, 2012 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the first quarter ended March 31, 2012. Operating EBITDA* in the first quarter of 2012 was €30.6 million ($40.1 million), compared to €50.8 million ($69.5 million) in the first quarter of 2011 and €17.0 million ($22.9 million) in the fourth quarter of 2011.

For the first quarter of 2012, we had net income of €1.2 million ($1.6 million), or €0.02 ($0.03) per basic share, compared to net income of €29.1 million ($39.8 million), or €0.66 ($0.90) per basic share, in the first quarter of 2011 and a net loss of €1.8 million ($2.4 million), or €0.03 ($0.04) per basic share, for the fourth quarter of 2011.

Summary Financial Highlights

	Q1	Q4	Q1
	2012	2011	2011
	(in millions of Euros, except where otherwise stated)
Pulp revenues	€199.4	€213.2	€210.5
Energy revenues	16.1	16.0	13.7
Operating income	16.2	3.0	36.6
Operating EBITDA	30.6	17.0	50.8
Unrealized gain (loss) on derivative instruments	0.9	(0.8)	12.2
Foreign exchange gain (loss) on debt	—	(0.1)	1.1
Income tax benefit (provision)	(0.7)	8.3	(0.8)
Net income (loss) attributable to common shareholders	1.2	(1.8)	29.1
Net income (loss) per share attributable to common shareholders
Basic	€0.02	€(0.03)	€0.66
Diluted	€0.02	€(0.03)	€0.52
Common shares outstanding at period end (000s)	55,779	55,779	45,386

Summary Operating Highlights
	Q1	Q4	Q1
	2012	2011	2011
Pulp Production (‘000 ADMTs)	380.3	364.9	358.6
Scheduled Production Downtime (‘000 ADMTs)	—	27.9	3.7
Pulp Sales (‘000 ADMTs)	384.8	400.0	349.0
Average NBSK pulp list price in Europe ($/ADMT)	837	868	960
Average NBSK pulp list price in Europe (€/ADMT)	638	644	702
Average pulp sales realizations (€/ADMT)(1)	512	527	593
Energy Production (‘000 MWh)	436.2	409.5	407.8
Energy Sales (‘000 MWh)	182.4	169.0	157.9

(1)	Average realized pulp prices for the periods indicated reflect customer discounts and pulp price movements between the order and shipment date.

*	Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 9 of the financial tables included in this press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

	Q1	Q4	Q1
	2012	2011	2011
Average Spot Currency Exchange Rates:
€ / $(2)	0.7623	0.7425	0.7304
C$ / $(2)	1.0009	1.0227	0.9856
C$ / €(3)	1.3129	1.3788	1.3487

(2)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(3)	Average Bank of Canada noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are generally pleased with our first quarter results as, despite a relatively weak NBSK pulp price environment, we still achieved Operating EBITDA of €30.6 million, primarily as a result of strong pulp production and record energy sales at our mills.”

Mr. Lee continued: “Pulp prices remained relatively stable in the first quarter of 2012 as economic uncertainty in Europe was mostly offset by increased demand in China. Overall, at the end of the first quarter, list prices in Europe were approximately $850 per ADMT and in North America and China were approximately $870 and $700 per ADMT, respectively. Going forward, we currently anticipate that NBSK pulp prices will continue to gradually increase in the medium term.”

Mr. Lee continued: “We continue to improve efficiencies at our mills. In the first quarter, we commenced Project Blue Mill at our Stendal mill that is intended to increase the production of both pulp and highly profitable green energy. We currently anticipate that, once completed, Project Blue Mill will increase our Stendal mill’s annual pulp production by 30,000 ADMTs and energy production by 109,000 MWh.”

Mr. Lee added: “Decreased demand from the European pellet and board producers has resulted in reduced fiber costs at our German mills. We also currently anticipate that our Celgar mill’s fiber costs will begin to decline early in the third quarter.”

Mr. Lee concluded: “Despite continued economic uncertainty in Europe, we currently believe that strong Chinese demand, along with increased energy revenues and continued strong performance at our mills, should enable us to continue to enhance value for our stakeholders.”

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

Total revenues for the three months ended March 31, 2012 decreased slightly to €215.6 million ($282.7 million) from €224.1 million ($306.6 million) in the same period in 2011, due to lower average pulp realizations, partially offset by higher energy revenues. Pulp revenues for the three months ended March 31, 2012 decreased to €199.4 million from €210.5 million in the comparative period of 2011, primarily due to lower pulp prices, partially offset by higher sales volumes and a stronger U.S. dollar relative to the Euro.

Revenues from the sale of excess energy increased by approximately 18% in the first quarter to a record €16.1 million from €13.7 million in the same quarter last year, as a result of strong pulp production at all of our mills.

Pulp production increased to 380,342 ADMTs in the current quarter, from 358,557 ADMTs in the same quarter of 2011, primarily due to increased production at both our Stendal and Celgar mills. We have 21 days (approximately 20,000 ADMTs) of maintenance downtime scheduled for our Rosenthal mill in the second quarter of 2012 in order to perform annual maintenance and to upgrade the mill’s recovery process.

Pulp sales volume increased to 384,826 ADMTs in the first quarter from 348,995 ADMTs in the comparative period of 2011, primarily as a result of increased sales to China. Average pulp sales realizations decreased to €512 per ADMT in the first quarter of 2012, compared to €593 per ADMT in the same period last year, due to lower pulp prices, partially offset by a stronger U.S. dollar relative to the Euro.

Costs and expenses in the first quarter of 2012 increased to €199.3 million from €187.5 million in the comparative period of 2011, primarily due to higher sales volumes.

On average, our per unit fiber costs in the current quarter decreased by approximately 3% from the same period in 2011, primarily due to lower fiber costs at our German mills caused by reduced demand from the European pellet and board industries, partially offset by higher fiber costs at our Celgar mill. As we move into the second quarter, we currently expect fiber prices at our German mills to continue to decline, while we currently expect fiber prices at our Celgar mill to remain stable through the second quarter and then begin to decline slightly early in the third quarter.

Selling, general and administrative expenses remained at €10.1 million in the first quarter of 2012, compared to the first quarter of 2011.

For the first quarter of 2012, operating income decreased to €16.2 million from €36.6 million in the comparative quarter of 2011, primarily due to lower pulp revenues resulting from lower pulp prices, partially offset by higher sales volumes and a stronger U.S. dollar relative to the Euro.

Interest expense in the first quarter of 2012 decreased to €14.1 million from €15.9 million in the comparative quarter of 2011, primarily due to the conversion of our remaining convertible notes in 2011 and lower debt levels associated with the Stendal mill.

Our Stendal mill recorded an unrealized gain of €0.9 million on our interest rate derivative in the current quarter, compared to an unrealized gain of €12.2 million in the same quarter of last year. We recorded a foreign exchange gain on our debt of €nil in the first quarter of 2012, compared to a gain of €1.1 million in the same period last year.

In the first quarter of 2012, the noncontrolling shareholder’s interest in the Stendal mill’s income was €0.7 million, compared to income of €4.5 million in the same quarter last year.

In the first quarter of 2012, Operating EBITDA decreased to €30.6 million from €50.8 million in the first quarter of 2011. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA has significant limitations as an analytical tool and should not be considered in isolation or as a substitute for our results as reported under GAAP. See page 9 of the financial tables included in the press release for a reconciliation of net income (loss) attributable to common shareholders to Operating EBITDA.

We reported net income attributable to common shareholders of €1.2 million, or €0.02 per basic and diluted share, for the first quarter of 2012, which included a non-cash unrealized gain of €0.9 million on the Stendal interest rate derivative, offset by a non-cash charge for stock compensaton of €0.9 million. In the first quarter of 2011, we reported net income attributable to common shareholders of €29.1 million, or €0.66 per basic and €0.52 per diluted share, which included a non-cash unrealized gain of €12.2 million on the Stendal interest rate derivative and a €1.1 million non-cash foreign currency translation gain on our debt, partially offset by a non-cash charge for stock compensation of €2.1 million.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	As at March 31,	As at December 31,
	2012	2011
	(in thousands)
Financial Position
Cash and cash equivalents	€124,196	€105,072
Marketable securities(1)	12,438	12,372
Working capital	238,046	247,159
Property, plant and equipment	813,137	820,974
Total assets	1,213,199	1,217,250
Long-term liabilities	787,013	807,641
Total equity	288,624	283,542

(1)	Principally comprised of German federal government bonds with a maturity of less than one year.

As at March 31, 2012, we had approximately €26.4 million and C$31.3 million available under our Rosenthal and Celgar facilities, respectively. As at March 31, 2012, approximately €467.9 million was outstanding under our Stendal mill’s loan facility, compared to €486.1 million as at March 31, 2011.

Restricted Group

The following table is a summary of selected financial information for the Restricted Group (which, under the indenture for our 2017 9.5% Senior Notes, is comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills) as at the dates indicated:

	As at March 31,	As at December 31,
	2012	2011
	(in thousands)
Financial Position
Cash and cash equivalents	€53,595	€44,829
Marketable securities(1)	12,438	12,372
Working capital	149,641	149,973
Property, plant and equipment	348,718	353,925
Total assets	665,460	658,844
Long-term liabilities	261,169	262,770
Total equity	347,336	344,415

(1)	Principally comprised of German federal government bonds with a maturity of less than one year.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, May 4, 2012 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived through June 4, 2012, over the Internet at http://investor.shareholder.com/media/eventdetail.cfm? eventid=112666&CompanyID=MERC&e=1&mediakey= 1AE35D7DABC3ECD95E2779DA87354812 or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until June 4, 2012 at 11:59 PM (Eastern Standard Time) through a link on the Company’s Investors/News Releases page at http://www.mercerint.com/s/newsreleases.asp.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of Euros)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	€124,196	€105,072
Marketable securities	12,209	12,216
Receivables	116,797	120,487
Inventories	108,379	120,539
Prepaid expenses and other	7,350	8,162
Deferred income tax	6,677	6,750

Total current assets	375,608	373,226

Long-term assets
Property, plant and equipment	813,137	820,974
Deferred note issuance and other	11,770	10,763
Deferred income tax	12,684	12,287

	837,591	844,024

Total assets	€1,213,199	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other	€100,725	€99,640
Pension and other post-retirement benefit obligations	749	756
Debt	36,088	25,671

Total current liabilities	137,562	126,067

Long-term liabilities
Debt	687,723	708,415
Unrealized interest rate derivative losses	51,515	52,391
Pension and other post-retirement benefit obligations	30,859	31,197
Capital leases and other	12,646	13,053
Deferred income tax	4,270	2,585

	787,013	807,641

Total liabilities	€924,575	€933,708

EQUITY
Shareholders’ equity
Share capital	248,014	247,642
Paid-in capital	(4,355)	(4,857)
Retained earnings	39,158	37,985
Accumulated other comprehensive income	23,710	21,346

Total shareholders’ equity	306,527	302,116

Noncontrolling deficit	(17,903)	(18,574)

Total equity	288,624	283,542

Total liabilities and equity	€1,213,199	€1,217,250

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of Euros, except per share data)

	Three Months Ended
	March 31,
	2012	2011
Revenues
Pulp	€199,439	€210,458
Energy	16,111	13,677

	215,550	224,135
Costs and expenses
Operating costs	174,962	163,355
Operating depreciation and amortization	14,287	14,076

	26,301	46,704
Selling, general and administrative expenses	10,058	10,060

Operating income	16,243	36,644

Other income (expense)
Interest expense	(14,133)	(15,906)
Gain on derivative instruments	876	12,243
Foreign exchange gain on debt	—	1,111
Other income (expense)	(410)	327

Total other income (expense)	(13,667)	(2,225)

Income before income taxes	2,576	34,419
Income tax provision – current	(56)	(819)
– deferred	(676)	—

Net income	1,844	33,600
Less: net income attributable to noncontrolling interest	(671)	(4,547)

Net income attributable to common shareholders	€1,173	€29,053

Net income per share attributable to common shareholders
Basic	€0.02	€0.66

Diluted	€0.02	€0.52

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of Euros)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from (used in) operating activities
Net income attributable to common shareholders	€1,173	€29,053
Adjustments to reconcile net income attributable to common shareholders to cash flows from operating activities
Gain on derivative instruments	(876)	(12,243)
Foreign exchange gain on debt	—	(1,111)
Depreciation and amortization	14,350	14,138
Accretion expense	—	470
Noncontrolling interest	671	4,547
Deferred income taxes	676	—
Stock compensation expense	868	2,068
Pension and other post-retirement expense, net of funding	(14)	(14)
Other	793	684
Changes in current assets and liabilities
Receivables	2,685	7,177
Inventories	11,738	4,313
Accounts payable and accrued expenses	2,649	25,388
Other	1,424	359

Net cash from operating activities	36,137	74,829

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(8,465)	(8,069)
Proceeds on sale of property, plant and equipment	226	353
Note receivable	—	396

Net cash used in investing activities	(8,239)	(7,320)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(10,126)	(30,351)
Repayment of capital lease obligations	(611)	(855)
Proceeds from (repayment of) credit facilities, net	3,759	(14,652)
Payment of note issuance costs	(1,621)	—
Proceeds from government grants	630	4,112

Net cash used in financing activities	(7,969)	(41,746)

Effect of exchange rate changes on cash and cash equivalents	(805)	(1,544)

Net increase in cash and cash equivalents	19,124	24,219
Cash and cash equivalents, beginning of period	105,072	99,022

Cash and cash equivalents, end of period	€124,196	€123,241

(3)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

The terms of the indenture governing our 9.5% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months ended March 31, 2012 and 2011, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill.

	March 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€53,595	€70,601	€—	€124,196
Marketable securities	12,209	—	—	12,209
Receivables	63,795	53,002	—	116,797
Inventories	67,252	41,127	—	108,379
Prepaid expenses and other	4,639	2,711	—	7,350
Deferred income tax	5,106	1,571	—	6,677

Total current assets	206,596	169,012	—	375,608
Long-term assets
Property, plant and equipment	348,718	464,419	—	813,137
Deferred note issuance and other	5,619	6,151	—	11,770
Deferred income tax	8,889	3,795	—	12,684
Due from unrestricted group	95,638	—	(95,638)	—

Total assets	€665,460	€643,377	€(95,638)	€1,213,199

LIABILITIES
Current liabilities
Accounts payable and other	€55,118	€45,607	€—	€100,725
Pension and other post-retirement benefit obligations	749	—	—	749
Debt	1,088	35,000	—	36,088

Total current liabilities	56,955	80,607	—	137,562
Long-term liabilities
Debt	219,601	468,122	—	687,723
Due to restricted group	—	95,638	(95,638)	—
Unrealized interest rate derivative losses	—	51,515	—	51,515
Pension and other post-retirement benefit obligations	30,859	—	—	30,859
Capital leases and other	6,439	6,207	—	12,646
Deferred income tax	4,270	—	—	4,270

Total liabilities	318,124	702,089	(95,638)	924,575

EQUITY
Total shareholders’ equity (deficit)	347,336	(40,809)	—	306,527
Noncontrolling deficit	—	(17,903)	—	(17,903)

Total liabilities and equity	€665,460	€643,377	€(95,638)	€1,213,199

(4)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Balance Sheets

(Unaudited)

(In thousands of Euros)

	December 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
ASSETS
Current assets
Cash and cash equivalents	€44,829	€60,243	€—	€105,072
Marketable securities	12,216	—	—	12,216
Receivables	62,697	57,790	—	120,487
Inventories	71,692	48,847	—	120,539
Prepaid expenses and other	5,019	3,143	—	8,162
Deferred income tax	5,179	1,571	—	6,750

Total current assets	201,632	171,594	—	373,226
Long-term assets
Property, plant and equipment	353,925	467,049	—	820,974
Deferred note issuance and other	5,971	4,792	—	10,763
Deferred income tax	8,492	3,795	—	12,287
Due from unrestricted group	88,824	—	(88,824)	—

Total assets	€658,844	€647,230	€(88,824)	€1,217,250

LIABILITIES
Current liabilities
Accounts payable and other	€49,815	€49,825	€—	€99,640
Pension and other post-retirement benefit obligations	756	—	—	756
Debt	1,088	24,583	—	25,671

Total current liabilities	51,659	74,408	—	126,067
Long-term liabilities
Debt	222,384	486,031	—	708,415
Due to restricted group	—	88,824	(88,824)	—
Unrealized interest rate derivative losses	—	52,391	—	52,391
Pension and other post-retirement benefit obligations	31,197	—	—	31,197
Capital leases and other	6,604	6,449	—	13,053
Deferred income tax	2,585	—	—	2,585

Total liabilities	314,429	708,103	(88,824)	933,708

EQUITY
Total shareholders’ equity (deficit)	344,415	(42,299)	—	302,116
Noncontrolling deficit	—	(18,574)	—	(18,574)

Total liabilities and equity	€658,844	€647,230	€(88,824)	€1,217,250

(5)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Operations

(Unaudited)

(In thousands of Euros)

	Three Months Ended March 31, 2012
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€109,889	€89,550	€—	€199,439
Energy	7,991	8,120	—	16,111

	117,880	97,670	—	215,550

Operating costs	98,336	76,626	—	174,962
Operating depreciation and amortization	7,640	6,647	—	14,287
Selling, general and administrative expenses	6,521	3,537	—	10,058

	112,497	86,810	—	199,307

Operating income	5,383	10,860	—	16,243

Other income (expense)
Interest expense	(5,810)	(9,664)	1,341	(14,133)
Gain on derivative instruments	—	876	—	876
Other income (expense)	825	106	(1,341)	(410)

Total other income (expense)	(4,985)	(8,682)	—	(13,667)

Income before income taxes	398	2,178	—	2,576
Income tax provision	(715)	(17)	—	(732)

Net income (loss)	(317)	2,161	—	1,844
Less: net income attributable to noncontrolling interest	—	(671)	—	(671)

Net income (loss) attributable to common shareholders	€(317)	€1,490	€—	€1,173

	Three Months Ended March 31, 2011
	Restricted Group	Unrestricted Subsidiaries	Eliminations	Consolidated Group
Revenues
Pulp	€115,226	€95,232	€—	€210,458
Energy	5,846	7,831	—	13,677

	121,072	103,063	—	224,135

Operating costs	85,991	77,364	—	163,355
Operating depreciation and amortization	7,614	6,462	—	14,076
Selling, general and administrative expenses	6,191	3,869	—	10,060

	99,796	87,695	—	187,491

Operating income	21,276	15,368	—	36,644

Other income (expense)
Interest expense	(7,273)	(9,851)	1,218	(15,906)
Gain on derivative instruments	—	12,243	—	12,243
Foreign exchange gain on debt	1,111	—	—	1,111
Other income	1,279	266	(1,218)	327

Total other income (expense)	(4,883)	2,658	—	(2,225)

Income before income taxes	16,393	18,026	—	34,419
Income tax provision	(524)	(295)	—	(819)

Net income	15,869	17,731	—	33,600
Less: net income attributable to noncontrolling interest	—	(4,547)	—	(4,547)

Net income attributable to common shareholders	€15,869	€13,184	€—	€29,053

(6)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Three Months Ended March 31, 2012
	Restricted Group	Unrestricted Group	Consolidated Group
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€(317)	€1,490	€1,173
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Gain on derivative instruments	—	(876)	(876)
Depreciation and amortization	7,703	6,647	14,350
Noncontrolling interest	—	671	671
Deferred income tax	676	—	676
Stock compensation expense	868	—	868
Pension and other post-retirement expense, net of funding	(14)	—	(14)
Other	58	735	793
Changes in current assets and liabilities
Receivables	(2,110)	4,795	2,685
Inventories	4,018	7,720	11,738
Accounts payable and accrued expenses	5,535	(2,886)	2,649
Other(1)	(6,474)	7,898	1,424

Net cash from operating activities	9,943	26,194	36,137

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(4,218)	(4,247)	(8,465)
Proceeds on sale of property, plant and equipment	186	40	226

Net cash used in investing activities	(4,032)	(4,207)	(8,239)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(543)	(9,583)	(10,126)
Repayment of capital lease obligations	(186)	(425)	(611)
Proceeds from credit facilities, net	3,759	—	3,759
Payment of note issuance costs	—	(1,621)	(1,621)
Proceeds from government grants	630	—	630

Net cash from (used in) financing activities	3,660	(11,629)	(7,969)

Effect of exchange rate changes on cash and cash equivalents	(805)	—	(805)

Net increase in cash and cash equivalents	8,766	10,358	19,124
Cash and cash equivalents, beginning of period	44,829	60,243	105,072

Cash and cash equivalents, end of period	€53,595	€70,601	€124,196

(1)	Includes intercompany working capital related transactions.

(7)

MERCER INTERNATIONAL INC.

RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE

Combined Condensed Statements of Cash Flows

(Unaudited)

(In thousands of Euros)

	Three Months Ended March 31, 2011
	Restricted Group	Unrestricted Group	Consolidated Group
Cash flows from (used in) operating activities
Net income attributable to common shareholders	€15,869	€13,184	€29,053
Adjustments to reconcile net income attributable to common shareholders to cash flows from operating activities
Gain on derivative instruments	—	(12,243)	(12,243)
Foreign exchange gain on debt	(1,111)	—	(1,111)
Depreciation and amortization	7,676	6,462	14,138
Accretion expense	470	—	470
Noncontrolling interest	—	4,547	4,547
Stock compensation expense	2,068	—	2,068
Pension and other post-retirement expense, net of funding	(14)	—	(14)
Other	133	551	684
Changes in current assets and liabilities
Receivables	6,259	918	7,177
Inventories	(251)	4,564	4,313
Accounts payable and accrued expenses	10,962	14,426	25,388
Other(1)	(1,722)	2,081	359

Net cash from operating activities	40,339	34,490	74,829

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(5,708)	(2,361)	(8,069)
Proceeds on sale of property, plant and equipment	3	350	353
Notes receivable	396	—	396

Net cash used in investing activities	(5,309)	(2,011)	(7,320)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(15,768)	(14,583)	(30,351)
Repayment of capital lease obligations	(522)	(333)	(855)
Repayment of credit facilities, net	(14,652)	—	(14,652)
Proceeds from government grants	4,004	108	4,112

Net cash used in financing activities	(26,938)	(14,808)	(41,746)

Effect of exchange rate changes on cash and cash equivalents	(1,544)	—	(1,544)

Net increase in cash and cash equivalents	6,548	17,671	24,219
Cash and cash equivalents, beginning of period	50,654	48,368	99,022

Cash and cash equivalents, end of period	€57,202	€66,039	€123,241

(1)	Includes intercompany working capital related transactions.

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands of Euros)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income (loss) attributable to common shareholders to Operating EBITDA for both the consolidated group and our Restricted Group:

	Three Months Ended March 31,
	2012	2011
Net income attributable to common shareholders	€1,173	€29,053
Net income attributable to noncontrolling interest	671	4,547
Income tax provision	732	819
Interest expense	14,133	15,906
Other expense (income)	410	(327)
Foreign exchange gain on debt	—	(1,111)
Loss (gain) on derivative financial instruments	(876)	(12,243)

Operating income	16,243	36,644
Add: Depreciation and amortization	14,350	14,138

Operating EBITDA	€30,593	€50,782

	Three Months Ended March 31,
	2012	2011
Restricted Group
Net income (loss) attributable to common shareholders(1)	€(317)	€15,869
Income tax provision	715	524
Interest expense	5,810	7,273
Other income	(825)	(1,279)
Foreign exchange gain on debt	—	(1,111)

Operating income	5,383	21,276
Add: Depreciation and amortization	7,703	7,676

Operating EBITDA	€13,086	€28,952

(1)	For the Restricted Group, net income (loss) attributable to common shareholders and net income (loss) are the same.

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